Exhibit 21.1

                             WILD OATS MARKETS, INC.
                              LIST OF SUBSIDIARIES

Alfalfa's Canada, Inc.
Wild Oats Markets Canada, Inc.
Wild Oats of Texas, Inc.
Sun Harvest Farms, Inc.